CORNERCAP LARGE/MID-Cap Value FUND
AMENDMENT No. 1 TO
EXPENSE LIMITATION AGREEMENT

This AMENDMENT No. 1 is entered into as of April 1, 2016, to the Expense Limitation Agreement ("Agreement"), dated October 1, 2011, by and between the CornerCap Large/Mid-Cap Value Fund (the "Fund"), a series of shares of the CornerCap Group of Funds, a Massachusetts business trust (the "Trust"), and CornerCap Investment Counsel, Inc. (the "Adviser").

WHEREAS, each of the Fund and the Adviser is a party to the Agreement; and

WHEREAS, each of the Fund and the Adviser desires to amend the Agreement to reflect a change in the maximum Operating Expense Limit (as defined therein);

NOW, THEREFORE, the parties hereby agree as follows:

1.   Section 1(b) of the Agreement is hereby deleted in its entirety and replaced with the following: "Operating Expense Limit. The Fund's maximum Operating Expense Limit in any year shall be 1.00% of the average daily net assets of the Fund."

2.   Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by a duly authorized officer as of the day and year first above-written.

CORNERCAP LARGE/MID-CAP VALUE FUND, A SERIES OF THE CORNERCAP GROUP OF FUNDS

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
President

CORNERCAP INVESTMENT COUNSEL, INC.

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
Chief Executive Officer